UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________________
Medtronic Public Limited Company
(Exact Name of Registrant as Specified in Its Charter)
_____________________________

Ireland (State or Other Jurisdiction of Incorporation or Organization)	98-1183488 (I.R.S. Employer Identification No.)

20 On Hatch, Lower Hatch Street
Dublin 2, Ireland
(Address of principal executive offices)
_____________________________

Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan
(Full Title of the Plan)
_____________________________
Martha Ha, Esq.
Medtronic Public Limited Company
c/o Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Name, address and telephone number, including area code, of agent for service)
_____________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan	50,000,000	$80.52 (2)	$4,026,000,000.00	$501,237.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, nominal par value $0.0001 per share (“Ordinary Shares”) of Medtronic Public Limited Company (the “Company”) which may become issuable under the plans covered by this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding Ordinary Shares.

(2)
Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the Ordinary Shares on December 5, 2017 as reported by the New York Stock Exchange, which was $80.52.

STATEMENT OF INCORPORATION BY REFERENCE
This registration statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 50,000,000 ordinary shares, nominal par value $0.0001 per share (“Ordinary Shares”), of Medtronic Public Limited Company (the “Company” or the “Registrant”) issuable under the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan (formerly the Medtronic, Inc. 2013 Stock Award and Incentive Plan) (the “2013 Plan”). In accordance with General Instruction E to Form S-8, this Registration Statement on Form S-8 incorporates by reference the contents of Registration Statement on Form S-8, File No. 333- 201737, filed on January 28, 2015 relating to an aggregate of 154,359,469 Ordinary Shares to be authorized for issuance under certain of the Company’s plans (including 68,308,770 Ordinary Shares under the 2013 Plan), except to the extent supplemented, amended or superseded by the information set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel
The validity of the Ordinary Shares to be issued under this Registration Statement has been passed upon by A&L Goodbody.

Item 6.	Indemnification of Directors and Officers
Pursuant to the Company’s memorandum and articles of association, subject to the provisions of, and so far as may be permitted by the Irish Companies Act, 2014, every director and secretary of the Company shall be indemnified out of the assets of the Company against all costs, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending civil or criminal proceedings which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Company and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.
Pursuant to the Company’s memorandum and articles of association and so far as may be permitted by the Irish Companies Act, 2014, every current or former executive or officer (other than any director) or any person who is serving or has served at the request of the Company as a director, executive, officer or trustee of another company shall be indemnified out of the assets of the Company against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which he or she was, is, or is threatened to be, made a party by reason of the fact that he or she is or was such a director, executive, officer or trustee.
Effective January 26, 2015, the Company entered into deeds of indemnification (the “Deeds of Indemnification”) with its directors and corporate secretary. The Deeds of Indemnification provide indemnification to such directors and the corporate secretary to the fullest extent permitted by the laws of Ireland, and in accordance with the Company’s memorandum and articles of association, for all expenses and other amounts actually incurred in any action or proceeding in which the director or corporate secretary is or may be involved by reason of the fact that he or she is or was a director or corporate secretary of the Company or otherwise serving the company or other entities at the company’s request, on the terms and conditions set forth in the Deeds of Indemnification. Further, the Company agrees, to the fullest extent permitted by the laws of Ireland, to advance expenses incurred in defense of these proceedings, on the terms and conditions set forth in the Deeds of Indemnification. The Deeds of Indemnification also provide procedures for requesting and obtaining indemnification and advancement of expenses.
The foregoing summary is qualified in its entirety to the terms and provisions of such arrangements.

Item 8.	Exhibits

Exhibit No.	Description
3.1
Certificate of Incorporation of Medtronic Public Limited Company (incorporated by reference to Exhibit 3.1 in Medtronic Public Limited Company’s Current Report on Form 8-K filed with the Commission on January 27, 2015)

3.2
Amended and Restated Memorandum and Articles of Association of Medtronic Public Limited Company (incorporated by reference to Exhibit 3.2 in Medtronic Public Limited Company’s Registration Statement on Form S-3 filed with the Commission on February 6, 2017)

4.1
Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan (incorporated by reference to Appendix B in Medtronic Public Limited Company’s Proxy Statement for Medtronic Public Limited Company’s 2017 Annual General Meeting of Shareholders filed with the Commission on August 28, 2017)

4.2
Israeli Amendment to the Amended and Restated 2013 Stock Award and Incentive Plan (incorporated by reference to Exhibit 10.10 in Medtronic Public Limited Company’s Current Report on Form 8-K filed with the Commission on January 27, 2015)

5.1	Opinion of A&L Goodbody *
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of A&L Goodbody (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)*
*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on December 8, 2017.

Medtronic Public Limited Company (registrant)
By:	/s/ Bradley E. Lerman
	Name:	Bradley E. Lerman
	Title:	Senior Vice President, General Counsel & Corporate Secretary

Each person whose signature appears immediately below constitutes and appoints Bradley E. Lerman, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 8, 2017.

Signature	Title

/s/ Omar Ishrak Omar Ishrak	Chairman and Chief Executive Officer (principal executive officer)

/s/ Karen L. Parkhill Karen L. Parkhill	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Richard H. Anderson	Director
Richard H. Anderson

/s/ Scott C. Donnelly	Director
Scott C. Donnelly

/s/ Shirley Ann Jackson, Ph.D.	Director
Shirley Ann Jackson, Ph.D.

/s/ Michael O. Leavitt	Director
Michael O. Leavitt

/s/ James T. Lenehan	Director
James T. Lenehan

/s/ Elizabeth G. Nabel	Director
Elizabeth G. Nabel

/s/ Denise M. O’Leary	Director
Denise M. O’Leary

/s/ Kendall J. Powell	Director
Kendall J. Powell

/s/ Robert C. Pozen	Director
Robert C. Pozen

/s/ Craig Arnold	Director
Craig Arnold

/s/ Randall J. Hogan, III	Director
Randall J. Hogan, III

Authorized Representative in the United States:
By:	/s/ Bradley E. Lerman
	Name:	Bradley E. Lerman
	Title:	Senior Vice President, General Counsel & Corporate Secretary